Exhibit 5.1

Mourant Ozannes (Cayman) LLP 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands T +1 345 949 4123 F +1 345 949 4647

Starbox Group Holdings Ltd.

Suite 102, Cannon Place

North Sound Rd.

George Town

Grand Cayman KY1-9006

Cayman Islands

5 October 2023

Starbox Group Holdings Ltd. (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with an at-the-market offering (the Offering) in the United States of ordinary shares of the Company of US$0.001125 par value each (the Shares) as described in the Registration Statement and the Prospectus (each, as defined below). This opinion is given in accordance with the terms of the legal matters section of the Registration Statement and in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the Act).

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as expressly stated herein with respect to the issue of the Shares.

Unless a contrary intention appears, all capitalised terms used in this opinion letter have the respective meanings set forth in the Registration Statement. The headings herein are for convenience only and do not affect the construction of this opinion letter.

1.	Documents Reviewed

For the purposes of this opinion letter we have only examined a copy of each of the following documents:

(a)	the Company’s registration statement on Form F-3 (File No. 333-274484) filed with the U.S. Securities and Exchange Commission (the Commission) on 12 September 2023 and declared effective by the Commission on 28 September 2023 (the Registration Statement);

(b)	the Company’s prospectus included in the Registration Statement dated 28 September 2023 (the Base Prospectus), as supplemented from time to time and as most recently supplemented pursuant to a prospectus supplement filed pursuant to Rule 424(b) and dated 5 October 2023, relating to the Offering of the Shares pursuant to the Sales Agreement (defined below) (the Supplement, and together with the Base Prospectus, the Prospectus);

(c)	the certificate of incorporation of the Company dated 13 September 2021;

(d)	the amended and restated memorandum and articles of association of the Company (the M&A) adopted by a special resolution dated 8 June 2022;

Mourant Ozannes (Cayman) LLP is registered as a limited liability partnership in the Cayman Islands with registration number 601078

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(e)	the Company’s register of directors and officers that was provided to us by the Company on 6 September 2023 (together with the M&A, the Company Records);

(f)	the at the market offering agreement dated 5 October 2023 between the Company and A.G.P./Alliance Global Partners (the Sales Agreement);

(g)	written resolutions of the board of directors of the Company passed on 12 September 2023 approving the offering of securities and the lodgment of the Registration Statement and resolutions of the board of directors of the Company passed on 4 October 2023 approving the Offering of the Shares and the lodgment of the Supplement (the Resolutions); and

(h)	a certificate of good standing dated 29 September 2023, issued by the Registrar of Companies (the Registrar) in the Cayman Islands (the Certificate of Good Standing).

2.	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied upon the following assumptions, which we have not independently verified:

2.1	all original documents examined by us are authentic and complete;

2.2	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.3	where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of the draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.4	the accuracy and completeness of all factual representations made in the documents reviewed by us;

2.5	the genuineness of all signatures and seals;

2.6	the Resolutions are in full force and effect and have not been amended, revoked or superseded;

2.7	there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below;

2.8	the directors of the Company have not exceeded any applicable allotment authority conferred on the directors by the shareholders;

2.9	each director of the Company (and any alternate director) has disclosed to each other director any interest of that director (or alternate director) in the transactions contemplated by the Registration Statement, the Prospectus or the Sales Agreement in accordance with the M&A;

2.10	the Company is not insolvent, will not be insolvent and will not become insolvent as a result of executing, or performing its obligations under the Registration Statement, the Prospectus or the Sales Agreement and no steps have been taken, or resolutions passed, to wind up the Company or appoint a receiver in respect of the Company or any of its assets;

2.11	the Company Records were, when reviewed by us, and remain at the date of this opinion letter, accurate and complete;

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2.12	the Certificate of Good Standing is accurate and complete as at the date of this opinion letter;

2.13	each of the parties to the Sales Agreement other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws. Any individuals who are parties to the Sales Agreement, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under the Sales Agreement, sign such documents and give such information;

2.14	the Sales Agreement has been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties (other than, as a matter of the laws of the Cayman Islands, the Company) in accordance with all relevant laws;

2.15	the choice of the governing law of the Sales Agreement has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the relevant jurisdiction and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of that jurisdiction and all other relevant laws (other than the laws of the Cayman Islands);

2.16	the terms of the Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company then in effect nor any applicable law, regulation, order or decree in the Cayman Islands;

2.17	none of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Sales Agreement nor the exercise by any party to the Sales Agreement of its rights or the performance of its obligations under them contravene those laws or public policies.

3.	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is incorporated under the Companies Act (as amended) of the Cayman Islands (the Companies Act), validly exists under the laws of the Cayman Islands as an exempted company and is in good standing with the Registrar. The Company is deemed to be in good standing on the date of issue of the Certificate of Good Standing if it:

(a)	has paid all fees and penalties under the Companies Act; and

(b)	is not, to the Registrar’s knowledge, in default under the Companies Act.

3.2	The Shares have been duly authorised for issue and, when issued by the Company against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement and the Prospectus and duly registered in the Company’s register of members, will be validly issued, fully paid and non-assessable.

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4.	Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion letter, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement, Prospectus and the Sales Agreement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion letter expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the Prospectus or the Sales Agreement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement, the Prospectus, the Sales Agreement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Sales Agreement will result in the breach of or infringe any other agreement, deed or document (other than the M&A) entered into by or binding on the Company.

4.2	Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with the payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Registrar of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.4	We have made no enquiries into the Company’s good standing with respect to any filing or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.5	In this opinion letter the phrase non-assessable means, with respect to Shares, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances and subject to the M&A, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5.	Consent

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Report on Form 6-K filed with the SEC and to the reference to our name under the heading Exhibits in the Form 6-K. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Act or that we come within the category of persons whose consent is required under Section 7 of the Act, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Mourant Ozannes (Cayman) LLP

Mourant Ozannes (Cayman) LLP

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